Exhibit 5.1

MORRISON & FOERSTER LLP
Los Angeles, California

December 20, 2005

Genius Products, Inc.
740 Lomas Santa Fe, Suite 210
Solana Beach, California 92075

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on December 20, 2005, and to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,979,333 shares of your common stock, $0.0001 par value per share (the “Common Stock”) issuable upon the exercise of stock option award agreements between Genius Products, Inc. and (i) Alexander L. Cappello, (ii) Michael J. Koss, (iii) Charles H. Rivkin, (iv) Peter J. Schlessel, (v) Trevor Drinkwater, (vi) Shawn Howie, (vii) Stephen K. Bannon, (viii) Bruce L. Pompan, (ix) James G. Ellis, (x) Robert V. Graziano, (xi) Herbert Hardt and (xii) Mitch Budin (collectively, the “Option Agreements”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the approval of the Option Agreements, authorization of the issuance of the Common Stock issuable upon the exercise of the Option Agreements, and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Common Stock issuable upon the exercise of the Option Agreements, when issued and outstanding, will be validly issued, fully paid and non-assessable shares of Common Stock.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP